Exhibit 99

HORMEL FOODS COMPLETES ACQUISITION OF PROVENA FOODS

AUSTIN, Minn.  (Dec. 18, 2006) – Hormel Foods Corporation (NYSE:HRL) today announced the completion of the acquisition of Provena Foods of Chino, Calif., for a purchase price of approximately $12 million plus the assumption of approximately $6 million in debt. The company anticipates annual sales of approximately $60 million.

Under the terms of the agreement, each outstanding share of Provena common stock has been converted into the right to receive 0.08 shares of Hormel Foods common stock.  Approximately 296,000 shares of Hormel Foods common stock are expected to be issued to the Provena shareholders.

Provena Foods is a manufacturer and distributor of pepperoni and pasta to pizza makers and packaged food manufacturers. Provena’s products are sold throughout the United States but primarily in the western states.

Provena was established in 1878 and was publicly traded on the American Stock Exchange under the symbol PZA.  The deal includes two production locations; a state of the art 88,000 sq. ft. plant in Lathrop, Calif.  — Swiss American Sausage Co., and a 65,000 sq. ft. pasta plant in Chino, Calif.  Each of these facilities will operate as wholly owned operations and report through the Hormel Foods Refrigerated Foods Division.

“Our acquisition of Provena Foods further strengthens the capabilities within our Refrigerated Foods business segment,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer of Hormel Foods. “We have the number one position in pepperoni at retail and a growing position in meat toppings and pepperoni products in foodservice.  This acquisition will enhance that aspect of our business by providing additional production capacity.”

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring quality, value-added brands to the global marketplace. In each of the past six years, Hormel Foods was named one of “The 400 Best Big Companies in America” by Forbes magazine. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit www.hormel.com.